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                                                                EXHIBIT 10.20



                              EMPLOYMENT AGREEMENT


      AGREEMENT dated __________________, between General Electric Company ("GE" ) and ________________________(the "Executive").

      WHEREAS, the Executive is currently employed in the capacity of _______________ GE Aerospace (the "Business") and the Executive is one of the key executives of the Business; and

      WHEREAS, GE desires the Executive to assist GE in the combination of the Business with Martin Marietta Corporation (the "Company") and then remain with the Business following such combination, and the Executive is willing to provide such services.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable considerations, the Parties hereby agree as follows:

1. Term of Employment

      Subject to the condition that the Executive has provided, to the satisfaction of GE at its sole discretion, leadership to the Business during the time prior to the Closing Date which enhances the positive transition of the Business in the business combination, the Executive's "term of employment" under this contract shall commence on the Closing Date of the transaction which combines the Business with the Company and shall terminate 24 months after such Closing Date.

2. Nature of Employment

      (a) The Company shall provide the Executive on the closing date with a comparable job to the one that he now holds, in terms of basic skills and experience as well as





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approximately the same position level, status or reporting level. The powers and duties of the Executive are to be more specifically determined and set by the Company from time to time.

      (b) The Executive agrees to serve the Company for the term of employment as defined in Paragraph 1. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company and to use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to him in accordance with the terms of this Agreement to the extent necessary to discharge such responsibilities, except for periods of vacation and sick leave or other legitimate absences under Company benefit plans and established practices.

3. Place of Employment

      The Executive's initial place of employment is ____________________but the Company may require that the Executive work at such other place or places as the Company may direct. If the Executive is required to relocate, the Company shall pay the Executive's reasonable expenses in that connection on the same basis and to the same extent as such expenses are paid under the Company's benefit plans and established practices for management personnel of the Company of the same level and reporting responsibility.

4. Compensation

      (a) Base Salary. During the term of employment, the Executive shall receive an annual base salary (the "Base Salary"), payable in equal monthly, semi-monthly, or biweekly installments, at an annual rate at least equal to the aggregate annual base salary payable to the Executive by GE as of the date hereof. The Base Salary may be increased at any time and from time to time by action of the Board of Directors of the Company, any committee thereof or any individual having authority to take such action, in accordance with the Company's regular practices. Any increase in the Base Salary





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shall not serve to limit or reduce any other obligation of the Company or GE hereunder.

     (b) Annual Bonus. In addition to the Base Salary, the Executive shall be awarded for each fiscal year during the term of employment an annual bonus (pursuant to any bonus plan or program of the Company, any incentive compensation plan or program of the Company, or otherwise) in cash at least equal to the incentive compensation awarded to the Executive by GE for the last full year of service with GE prior to the Closing Date, the "Annual Bonus".

     (c) Additional Bonus. In the event the Executive is still an employee of the Company 24 months after the Closing Date, or if his service has been terminated by the Company for reasons other than Cause (as defined in Paragraph 9 below), then at that date or upon his termination, the Company shall pay the Executive an additional bonus equal to the amount of his then-base salary plus the Annual Bonus.

     (d) GE Employment. In the event the Executive is terminated by the Company for any reason other than cause (as defined in Paragraph 9 below), during the 36 months following the Closing Date, he will be offered a position by GE comparable in position level and compensation to the position he held in GE prior to his transfer to the Business. In the event GE is unable to provide such a position, GE shall pay the Executive a sum equivalent to his then current base salary plus the Annual Bonus.

     (e) Stock Options. The Executive shall be granted _______GE Stock Options on the Closing Date. Following the Closing Date, all options granted will continue to mature normally. The Executive will have five years from the Closing Date, or the expiration of the Grant, whichever comes first, to exercise these options.

     (f) 1987 and 1991 Deferred Salary Plan. Notwithstanding any provision to the contrary, employment with the Company shall be considered as employment with GE for the purposes of the 1987 and 1991 Deferred Salary Plan. GE will remain responsible for





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payment of such amounts.

5. Participation in Company Benefits

      The Executive shall be entitled to and shall receive all other benefits and conditions of employment available generally to management personnel of the Company of the same level and responsibility pursuant to Company plans and programs.

6. Conflicting Interests

      During the term of this Agreement, the Executive agrees not to accept any other employment or engage in any outside business or enterprise without the Company's written consent. It is understood, however, that outside activities are not prohibited provided they are legal; do not impair or interfere with the conscientious performance of Company duties and responsibilities; do not involve the misuse of the Company's influence, facilities or other resources; are consistent with the Company' s Code of Ethics and Standards of Conduct; and do not reflect discredit upon the good name and reputation of the Company. The Executive agrees to sign a Conflict of Interest statement with the Company.

7. Disclosure of Information

      During the term of this Agreement or thereafter, the Executive shall not reveal any confidential information of the Company to anyone except those employees of the Company entitled to receive such information. The Executive agrees to sign a confidentiality agreement with the Company.

8. Termination at Will

      Prior to the beginning of the term of employment as set forth in Paragraph 1 above, the Executive's employment with the Business shall continue on the same basis and on the same terms and conditions as existed immediately prior to the execution of this Agreement. In the event there is a termination prior to the beginning of the term of employment, this Agreement shall be null and void.





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9. Resignation or Termination for Cause

      If, prior to the completion of the term of employment, the Executive resigns or the Executive's employment is terminated by the Company for cause, all salary, travel allowance and other payments and compensation shall cease as of the time of such resignation or termination. Any benefits or vacation pay shall only be due and payable according to the requirements of state and federal laws. No further obligation shall exist on the part of the Company to the Executive.

      For purposes of this Agreement, "Cause" shall mean (i) an act or acts of dishonesty or conflicting interests (as defined in Paragraph 6) on the Executive's part which are intended to result in his substantial personal enrichment at the expense of the Company, (ii) any material violation by the Executive of his responsibilities set forth in Paragraph 2 which is demonstrably willful and deliberate on the Executive's part and which results in material injury to the Company; (iii) a violation of the Company's Code of Ethics and Standards of Conduct.

10. Death or Disability of the Executive

      Notwithstanding any provision to the contrary, this Agreement will automatically terminate upon the death or retirement of the Executive. Any illness or disability will be dealt with in accordance with the Company benefit plan provisions.

11. Termination for Convenience

      (a) The Company may terminate the Executive's employment at any time during the term of employment for any reason or no reason, but in the event such termination is for reasons other than "Cause" (for "Convenience") as defined in Paragraph 9, the Company shall be obligated to pay the Executive the full amount of compensation provided for in Paragraph 4(a), 4(b) and 4(c) during the remainder of the term of employment and GE shall be obligated to satisfy Paragraph 4(d). The Executive shall, however, make reasonable efforts to mitigate any damages by seeking other employment; but, in doing so, he shall not be required to accept a position of substantially different character than





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the highest position held by him with the Company or a position that could lead to a claim against him that he violated the provisions of Paragraph 7. To the extent that the Executive shall receive compensation from such other employment, (including Employment with GE) the payments to be made by the Company shall be correspondingly reduced. (After the term of employment, the Executive shall not be obligated to mitigate any damages by seeking other employment or otherwise, and no amount payable hereunder shall be reduced in the event that the Executive shall accept alternative employment.) If the Company terminates the Executive for Convenience, then the Company will vest the Supplementary Pension Plan.

      (b) Termination by GE. In the event the Closing Date of the business combination has not occurred by the close of business on July 1, 1993, GE shall have the right to unilaterally terminate this contract at any time thereafter, and this agreement shall be considered to be null and void and a nullity from the date first above written.

12. Non-Waiver of Other Rights or Remedies

     No actions taken by the Company under the terms and conditions of this Agreement shall be deemed to be a waiver of any of its other rights or remedies available at law, in equity or otherwise.

13. Assumption and Assignability of Agreement

      The Executive may not delegate, subcontract or otherwise transfer or assign his rights or obligations under this Agreement. This Agreement and all rights hereunder will be assigned by GE to the Company; however, GE may not and will not assign its obligations under Paragraphs 4(d), 4(e) and 4(f) above.

14. Entire Agreement

      This Agreement supersedes all prior contracts and understandings between the Executive and the Business, other than the "Employee Innovation and Proprietary Information Agreement", and may not be modified, changed or altered except in writing





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signed by both the Executive and the Company.


15. Confidentiality

      The Executive shall keep all of the terms and conditions in the Agreement, including amounts, strictly confidential and shall not disclose them to any person at any time other than the Executive's spouse, legal and/or financial advisor(s). Failure to comply with the terms of this Paragraph 15 constitutes a breach of this Agreement and renders the Agreement null and void.

16. Governing Law

      This Agreement shall be governed in all respects by and in accordance with the laws of the State of New York.


                                           GENERAL ELECTRIC COMPANY


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